June 2025 Pricing Supplement dated June 30, 2025 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Dual Directional Trigger Jump Securities Based on the Performance of the MSCI Emerging Markets Index due July 6, 2028

Principal at Risk Securities

Unlike conventional debt securities, the Dual Directional Trigger Jump Securities (the “securities”) do not pay interest and do not guarantee any return of principal at maturity. At maturity, if the final underlier value is greater than or equal to the initial underlier value, investors will receive the stated principal amount of their investment plus a return per security equal to the upside payment. If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, which is equal to 90% of the initial underlier value, at maturity, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier from the initial underlier value to the final underlier value, which will effectively be limited to a positive return of 10%. However, if the final underlier value is less than the trigger value, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the payment at maturity will be less than 90% of the stated principal amount and could be zero. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the upside payment in exchange for the potential benefit of the upside payment if the final underlier value is greater than or equal to the initial underlier value and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value. Investors may lose their entire investment in the securities. The securities are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the securities are subject to the credit risk of Royal Bank of Canada.

FINAL TERMS
Issuer:	Royal Bank of Canada
Underlier:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”)
Aggregate principal amount:	$1,275,000
Stated principal amount:	$1,000 per security
Pricing date:	June 30, 2025
Original issue date:	July 3, 2025
Valuation date:*	June 30, 2028
Maturity date:*	July 6, 2028
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•     If the final underlier value is greater than or equal to the initial underlier value:

$1,000 + upside payment

•     If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value:

$1,000 + (-1× $1,000 × underlier return)

In this scenario, you will receive a positive return on the securities equal to the absolute value of the underlier return, even though the underlier return is negative. In no event will this return exceed 10%.

•     If the final underlier value is less than the trigger value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than 90% of the stated principal amount. You will lose more than 10% and possibly all of the stated principal amount if the final underlier value is less than the trigger value.

Upside payment:	$300.00 per security (30.00% of the stated principal amount)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	1,100.50, which is 90% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	1,222.78, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017PBU4 / US78017PBU49
Listing:	The securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$1,000.00	$25.00(1) $5.00(2)	$970.00
Total	$1,275,000	$38,250	$1,236,750

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $30.00 per security and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $25.00 for each security. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each security.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is $964.04 per security and is less than the public offering price of the securities. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 7 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Securities” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1A dated May 16, 2024

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Dual Directional Trigger Jump Securities Based on the Performance of the MSCI Emerging Markets Index due July 6, 2028

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Performance of the MSCI Emerging Markets Index due July 6, 2028 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlier that provides a fixed positive return if the final underlier value is greater than or equal to the initial underlier value

▪	To obtain an unleveraged positive return in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

▪	To enhance returns and potentially outperform the underlier in a moderately bullish or moderately bearish scenario

If the final underlier value is less than the trigger value, the securities are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 36 months
Upside payment:	$300.00 per security (30.00% of the stated principal amount)
Trigger value:	90% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

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Key Investment Rationale

Investors may lose their entire investment. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the upside payment in exchange for the potential benefit of the upside payment if the final underlier value is greater than or equal to the initial underlier value and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value. Investors may lose their entire investment in the securities.

Absolute Value Return Feature	The securities enable investors to obtain an unleveraged positive return at maturity if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value.
Upside Scenario	The final underlier value is greater than or equal to the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus the upside payment of $300.00 per security (30% of the stated principal amount).
Absolute Value Return Scenario	The final underlier value is less than the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to the absolute value of the underlier return. For example, if the final underlier value is 5% less than the initial underlier value, the securities will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 10% return at maturity.
Downside Scenario	The final underlier value is less than the trigger value. In this case, at maturity, we will pay less than 90% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the securities, and you could lose your entire investment.
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Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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Principal at Risk Securities

How the Dual Directional Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$300.00 per security (30.00% of the stated principal amount)
Trigger value:	90% of the initial underlier value
Minimum payment at maturity:	None

Dual Directional Trigger Jump Securities Payoff Diagram

■ The Securities	■ The Underlier

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than or equal to the initial underlier value, then at maturity investors would receive the $1,000 stated principal amount plus the upside payment of $300.00.

▪	If the underlier appreciates 3%, at maturity investors would receive a return of 30.00%, or $1,300.00 per security, or 130% of the stated principal amount.

▪	If the underlier appreciates 50%, at maturity investors would receive a return of 30.00%, or $1,300.00 per security, or 130% of the stated principal amount, even though the underlier has appreciated by more than the percentage return represented by the upside payment.

▪	Absolute Value Return Scenario. If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, at maturity investors would receive the $1,000 stated principal amount plus a return equal to the absolute value of the underlier return.

▪	If the underlier depreciates 5%, at maturity investors would receive a return of 5%, or $1,050.00 per security, or 105% of the stated principal amount.

▪	The maximum return you may receive in this scenario is a positive 10% return at maturity.

▪	Downside Scenario. If the final underlier value is less than the trigger value, at maturity investors would receive an amount that is less than 90% of the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the securities.

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▪	If the underlier depreciates 50%, at maturity investors would lose 50% of their principal and receive only $500.00 per security, or 50% of the stated principal amount.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Terms and Structure of the Securities

▪	The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the stated principal amount at maturity. Instead, if the final underlier value is less than the trigger value, which is 90% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

▪	The appreciation potential of the securities is limited by the upside payment. The appreciation potential of the securities reflecting the positive performance of the underlier is limited by the upside payment. Even if the value of the underlier increases over the term of the securities by an amount that is greater than the percentage represented by the upside payment, the maximum payment on the securities will represent the sum of the stated principal amount plus the upside payment. Accordingly, an investment in the securities may result in a return less than a direct investment in the underlier.

▪	Your potential for a positive return from depreciation of the underlier is limited. The absolute value return feature applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value. Thus, any return potential of the securities in the event that the final underlier value is less than the initial underlier value is limited by the trigger value. Any decline in the final underlier value from the initial underlier value below the trigger value will result in a loss, rather than a positive return, on the securities.

▪	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the securities are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the securities. The securities are our senior unsecured debt securities, and your receipt of any amounts due on the securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the securities.

▪	Any payment on the securities will be determined based on the closing values of the underlier on the dates specified. Any payment on the securities will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

▪	There may not be an active trading market for the securities; sales in the secondary market may result in significant losses. There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the securities. Even if a secondary market for the securities develops, it may not provide enough liquidity to allow you to easily trade or sell the securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices

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for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	The initial estimated value of the securities is less than the public offering price. The initial estimated value of the securities is less than the public offering price of the securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the securities is only an estimate, calculated as of the pricing date. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the securities.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlier or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could increase the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the securities. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the securities. Trading by us and our affiliates may adversely affect the value of the underlier and the market value of the securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the securities, and any

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of these determinations may adversely affect any payments on the securities. The calculation agent will have no obligation to consider your interests as an investor in the securities in making any determinations with respect to the securities.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlier. The underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The securities are subject to risks relating to non-U.S. securities markets. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The securities are subject to risks relating to emerging markets. The equity securities composing the underlier have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

▪	The value of the underlier is subject to currency exchange risk. Because the securities composing the underlier are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of the underlier, the value of the underlier will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the underlier and the value of the securities will be adversely affected.

▪	We may accelerate the securities if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the securities or the underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law-event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the securities if they were not accelerated. However, if the calculation agent elects not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

▪	Any payment on the securities may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the securities is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of the underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

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▪	Adjustments to the underlier could adversely affect any payments on the securities. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of the underlier in the event of certain material changes in, or modifications to, the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or securities included in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

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Information about the Underlier

The underlier is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of global emerging markets. For more information about the underlier, see “Indices—The MSCI Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the underlier for each quarter in the period from January 2, 2020 through June 30, 2025. The graph below sets forth the daily closing values of the underlier for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the valuation date.

Information as of market close on June 30, 2025:

Bloomberg Ticker Symbol:	MXEF	52 Weeks Ago:	1,087.38
Current Underlier Value:	1,222.78	52 Week High:	1,228.53
		52 Week Low:	993.45

The MSCI Emerging Markets Index	High	Low
2020
First Quarter	1,146.83	758.20
Second Quarter	1,014.62	827.26
Third Quarter	1,121.60	1,001.08
Fourth Quarter	1,291.26	1,081.71
2021
First Quarter	1,444.93	1,288.42
Second Quarter	1,390.85	1,292.78
Third Quarter	1,368.22	1,220.78
Fourth Quarter	1,301.13	1,190.08
2022
First Quarter	1,267.34	1,026.77
Second Quarter	1,161.65	987.82
Third Quarter	1,016.83	873.29
Fourth Quarter	984.26	842.76
2023
First Quarter	1,052.46	941.35
Second Quarter	1,030.03	958.53
Third Quarter	1,046.91	944.08
Fourth Quarter	1,023.74	910.91
2024
First Quarter	1,049.07	958.39
Second Quarter	1,101.91	1,004.17
Third Quarter	1,174.52	1,016.48
Fourth Quarter	1,187.97	1,072.25
2025
First Quarter	1,147.30	1,039.11
Second Quarter (through June 30, 2025)	1,228.53	993.45
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Dual Directional Trigger Jump Securities Based on the Performance of the MSCI Emerging Markets Index due July 6, 2028

Principal at Risk Securities

The MSCI Emerging Markets Index — Historical Closing Values January 2, 2020 to June 30, 2025

The red line in the graph above represents the trigger value.

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as short-term capital gain or loss unless you have held the securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the securities and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the securities they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each security as specified on the front cover of this document. The costs included in the original issue price of the securities will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.

The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately eighteen months after the original issue date, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time. This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities being less than their public offering price. Unlike the initial estimated value, any value of the securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the securities. The economic terms of the securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The initial estimated value of the securities is less than the public offering price” above.

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been

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Dual Directional Trigger Jump Securities Based on the Performance of the MSCI Emerging Markets Index due July 6, 2028

Principal at Risk Securities

duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the securities or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the securities offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

June 2025	Page 15